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P.O. Box 772
Des Moines, IA 50303


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Norwest Mortgage, Inc.:

We have examined management's assertion about Norwest Mortgage Banking's compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1997, included in the accompanying Management Assertion. Management is responsible for Norwest Mortgage Banking's compliance with those minimum servicing standards. Our responsibility, is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Norwest Mortgage Banking's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Norwest Mortgage Banking's compliance with the minimum servicing standards.

In our opinion, management's assertion that Norwest Mortgage Banking complied in all material respects with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.

                                           /s/KPMG Peat Marwick LLP

January 14, 1998